UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 4, 2013

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)
O’Hara House, 3 Bermudiana Road, Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2013, CME Media Services Limited, a wholly owned subsidiary of Central European Media Enterprises Ltd. (the “Company”), and Mr. Adrian Sarbu, the Company’s President and Chief Executive Officer entered into an amended and restated contract of employment (the “Amended and Restated Contract”). The Amended and Restated Contract replaces the employment agreement with Mr. Sarbu dated July 27, 2009, which expires on December 31, 2013.  Under the terms of the Amended and Restated Contract, Mr. Sarbu’s annual salary remains at $1,800,000.  He is also entitled to earn an annual bonus pursuant to guidelines set forth in the Company’s management compensation policy with the target amount he is entitled to earn equal to 100% of his annual salary.  Pursuant to these guidelines, the Compensation Committee of the Board of Directors approves on an annual basis specific targets to be achieved in order for a bonus to be earned. The Amended and Restated Contract expires on December 31, 2016.  In the event the Company elects to voluntarily terminate the Amended and Restated Contract or does not renew it at the end of its term, Mr. Sarbu is entitled to a severance payment in a minimum amount of $3,600,000 and a maximum amount of $5,400,000, depending on when such termination may occur. The Company may also, in lieu of a severance payment, offer to appoint Mr. Sarbu as the head of its Romanian operations. In the event the Company makes such appointment, it would enter into a new contract with Mr. Sarbu providing for a salary of $900,000 per annum and a term ending on December 31, 2020.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
Date: April 5, 2013
/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer